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                                                                    EXHIBIT 99.1

Press Release

October 24, 2001

                 ICOS Reports Results for Third Quarter of 2001

        ICOS Corporation (Nasdaq:ICOS) (the "Company" or "ICOS") today summarized recent events and released financial results for the third quarter ended September 30, 2001.

        During the year, ICOS and Eli Lilly and Company ("Eli Lilly") completed registrational Phase 3 trials with Cialis(TM) and, on August 31, 2001, Lilly ICOS LLC ("Lilly ICOS") announced that the Cialis(TM) New Drug Application ("NDA") had been accepted for review by the U.S. Food and Drug Administration ("FDA"). Regulatory submissions have also been filed with other agencies outside of the U.S., including the European Agency for the Evaluation of Medicinal Products.

        On October 2, 2001, the Company and Eli Lilly presented a large-scale integrated analysis of Phase 3 data on Cialis(TM) at the European Society for Sexual Impotence Research in Rome. Clinical results indicated that Cialis(TM) is effective in improving patients' ability to engage in sexual intercourse, as eighty-one percent of clinical study patients treated with 20 mg of Cialis(TM) reported improved sexual function. Based on the results of pharmacokinetic analyses, medical experts also concluded that food intake did not decrease the body's ability to absorb Cialis(TM) and that the impact of age, diabetes, and renal and liver function showed no clinically significant differences in the extent of drug exposure among these diverse groups. Throughout the Phase 3 clinical trials, Cialis(TM) has shown to be well tolerated, with generally mild-to-moderate side effects that have diminished in frequency with continued treatment.

        The Company previously reported the results of two separate Cialis(TM) studies regarding period of responsiveness. These studies indicated that Cialis(TM) works as early as 16 minutes after taking the pill and for up to 24 hours.

        Clinical progress during the third quarter of 2001 included patient enrollments in the pivotal Pafase(R) Phase 3 clinical trial for severe sepsis, the Phase 2/3 clinical trial with sitaxsentan for pulmonary arterial hypertension and the Phase 1 clinical trial with IC747, an LFA-1 antagonist, for the potential treatment of psoriasis. ICOS continued its positive momentum with the formation of a worldwide collaboration with Biogen, Inc. to develop IC747 and other LFA-1 antagonists.

        For the third quarter of 2001, ICOS reported a net loss of $24.4 million ($0.45 per share), compared to a net loss of $11.5 million ($0.25 per share) for the third quarter of 2000.

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        Total revenue was $18.9 million for the third quarter of 2001, compared to $21.7 million for the third quarter of 2000. Third quarter 2001 cost reimbursement revenue from collaborative research and development activities increased $2.4 million, to $13.9 million, compared to $11.5 million in the prior year. The increase was primarily due to revenue related to the Pafase(R) Phase 3 clinical trial for severe sepsis, the sitaxsentan Phase 2/3 clinical trial for pulmonary arterial hypertension and clinical activities associated with TBC3711. Cost reimbursement revenue from Lilly ICOS decreased in the third quarter of 2001 compared to the third quarter of 2000, as certain clinical activities were completed prior to submission of the Cialis(TM) NDA to the FDA in June 2001. Third quarter 2000 cost reimbursement revenue also included funding, which ended in the 2001 first quarter, from ICOS Clinical Partners, L.P.

        Revenue from licenses of technology to related parties was $2.3 million in the third quarter of 2001, compared to $10.2 million in the third quarter of 2000. The decrease was due to the completion of Cialis(TM) development activities required to file the NDA in June 2001.

        During the third quarter of 2001, the Company recognized $2.7 million in revenue related to the development and manufacture of third party clinical materials. The Company began offering contract manufacturing services in the fourth quarter of 2000.

        Total operating expenses were $28.0 million in the third quarter of 2001, compared to $20.8 million in the 2000 third quarter. Research and development expense increased $6.0 million, to $25.7 million in 2001, due to the progression of development activities for Pafase(R), sitaxsentan and TBC3711, partially offset by reduced Cialis(TM) clinical program costs.

        In the third quarter of 2001, the Company recognized $18.4 million of losses related to its equity interests in affiliates, compared to $13.4 million in the third quarter of 2000. The increase primarily reflects the higher operating losses of Suncos Corporation and ICOS-Texas Biotechnology L.P. from the continued progression of development activities for Pafase(R), sitaxsentan and TBC3711.

        For the nine months ended September 30, 2001, ICOS reported a net loss of $44.8 million ($0.84 per share), compared to a net loss of $87.3 million ($1.90 per share) for the nine months ended September 30, 2000. During the first nine months of 2001, the Company recognized $44.9 million of losses related to its equity interests in affiliates, compared to $18.9 million of affiliate losses for the nine months ended September 30, 2000. The increase in affiliate losses is primarily because the Company became responsible for funding its proportionate share of Lilly ICOS' operations beginning in the third quarter of 2000. Previously, Eli Lilly funded all of Lilly ICOS' operations. Results for the first nine months of 2000 also included a $63.1 million charge ($1.37 per share) for the cumulative effect on prior years of adopting a change in accounting for certain types of revenue.

                                      -ii-

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        At September 30, 2001, the Company had cash, cash equivalents, investment securities available for sale and interest receivable of $194.9 million.

        The Company's results of operations may vary significantly from quarter to quarter. Results will depend on, among other factors, the timing of revenue and expenses, the establishment of collaborative research agreements, and the progress of the Company's research and development efforts, including the achievement of milestones under new and existing licensing and collaborative agreements.

        ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. The Company combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products with significant commercial potential. The Company applies its integrated approach to specific target areas where it has expertise, including erectile dysfunction, sepsis, pulmonary hypertension and other cardiovascular diseases, inflammatory diseases and cancer. ICOS believes the strategy of targeting multiple therapeutic areas by developing drugs that act through distinct molecular mechanisms increases the Company's chances of successfully developing commercial products.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements, including risks associated with clinical development, regulatory approvals, product commercialization, intellectual property claims and litigation and other risks detailed in the Company's latest Annual Report on Form 10-K and its other public filings filed with the Securities and Exchange Commission.

                        -Selected financial data follows-

                                      -iii-

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                                ICOS Corporation
                             SELECTED FINANCIAL DATA
                      (in thousands, except per share data)
                                   (unaudited)

                                                                         Three months ended         Nine months ended
                                                                            September 30,              September 30,
                                                                      -------------------------   -----------------------
                                                                          2001         2000          2001        2000
                                                                      -----------  ------------   ----------  -----------
Statement of Operations Data:

Revenue:
  Collaborative research and development from related parties           $ 13,884    $   11,460     $  38,009   $  31,698
  Licenses of technology to related parties                                2,294        10,218        29,209      26,822
  Other                                                                    2,697             -         4,569           -
                                                                        --------    ----------     ---------   ---------
     Total revenue                                                        18,875        21,678        71,787      58,520
                                                                        --------    ----------     ---------   ---------

Operating expenses:
  Research and development                                                25,678        19,694        75,421      63,603
  General and administrative                                               2,289         1,133         5,749       4,253
                                                                        --------    ----------     ---------   ---------
     Total operating expenses                                             27,967        20,827        81,170      67,856
                                                                        --------    ----------     ---------   ---------
     Operating income (loss)                                              (9,092)          851        (9,383)     (9,336)

Other income (expense):
  Equity in losses of affiliates                                         (18,437)      (13,436)      (44,885)    (18,922)
  Investment income                                                        2,247           918         8,002       3,184
  Other, net                                                                 914           200         1,478         897
                                                                        --------    ----------     ---------   ---------
Loss before cumulative effect of change in accounting principle          (24,368)      (11,467)      (44,788)    (24,177)
     Cumulative effect of change in accounting principle                       -             -             -     (63,075)
                                                                        --------    ----------     ----------  ---------
Net loss                                                                $(24,368)   $  (11,467)    $ (44,788)  $ (87,252)
                                                                        ========    ==========     =========   =========

Per common share - basic and diluted:
  Loss before cumulative effect of change in accounting principle         ($0.45)       ($0.25)       ($0.84)     ($0.53)
  Cumulative effect of change in accounting principle                          -             -             -      ($1.37)
  Net Loss                                                                ($0.45)       ($0.25)       ($0.84)     ($1.90)

Weighted average common shares outstanding - basic and diluted            53,715        46,494        53,110      45,851

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--------------------------------------------------------------------------------

Balance Sheet Data:                                                   September 30,    December 31,
                                                                          2001             2000
                                                                      -------------    ------------
Cash, cash equivalents, investment securities and interest
   receivable                                                          $  194,869       $  229,400
Receivables from related parties under collaborative arrangements          14,327           17,051
Net property and equipment                                                 18,303           19,127
Other                                                                       4,714            2,596
                                                                       ----------       ----------
      Total assets                                                     $  232,213       $  268,174
                                                                       ==========       ==========

Due to affiliates                                                      $   17,488       $   25,053
Other current liabilities                                                  13,354           11,880
Deferred research and development revenue from related parties             14,490           20,146
Stockholders' equity                                                      186,881          211,095
                                                                       ----------       ----------
         Total liabilities and stockholders' equity                    $  232,213       $  268,174
                                                                       ==========       ==========

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